Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-228210, 333-221790, 333-216407, 333-190309, 333-162807 and 333-146459 on Form S-8 and Registration Statement Nos. 333-235699 and 333-220305 on Form S-3 of our reports dated June 9, 2020, relating to the consolidated financial statements of Iteris, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Update ASU 2016-02, Leases), and the effectiveness of Iteris, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Iteris, Inc. and subsidiaries for the year ended March 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

June 9, 2020

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